Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-39104 and 333-144581) pertaining to the Amgen Retirement and Savings Plan of our report dated June 11, 2014, with respect to the financial statements and schedules of the Amgen Retirement and Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2013.
/s/ ERNST & YOUNG LLP
Los Angeles, California
June 11, 2014